Filed Pursuant to Rule 424(b)(3)

Registration No. 333-290711

Logistic Properties of the Americas

SECONDARY OFFERING OF

UP TO 5,041,598 ORDINARY SHARES

This prospectus relates to the offer and sale from time to time of up to 5,041,598 ordinary shares, par value $0.0001 (“Ordinary Shares”), of Logistic Properties of the Americas (“LPA” or the “Company” or “we”) by New Circle Principal Investments LLC, a Delaware limited liability company (the “Selling Shareholder” or “New Circle”). The Ordinary Shares included in this prospectus consist of Ordinary Shares that we have issued or that we may, in our discretion, elect to issue and sell to New Circle from time to time after the date of this prospectus pursuant to a share purchase agreement we entered into with New Circle on September 23, 2025 (the “Purchase Agreement”), in which New Circle has committed to purchase from us, at our discretion, up to $30,000,000 of Ordinary Shares, subject to the terms and conditions specified in the Purchase Agreement. In addition, the shares included in this prospectus include Ordinary Shares having an aggregate value of $300,000 (the “Commitment Shares”) upon the effectiveness of the registration statement of which this prospectus forms a part, which, in our sole discretion, we may issue in lieu of a cash payment for New Circle’s commitment to purchase Ordinary Shares under the Purchase Agreement. See the section of this prospectus entitled “The New Circle Transaction” for a description of the Purchase Agreement and the section entitled “Selling Shareholder” for additional information regarding the Selling Shareholder.

Assuming the sale and issuance to New Circle of all of the Ordinary Shares being offered for resale in this prospectus, such shares would represent approximately 15.95% of the total Ordinary Shares outstanding as of December 3, 2025. Given the substantial number of Ordinary Shares being registered for potential resale by New Circle pursuant to this prospectus, the sale of all of such Ordinary Shares, or the perception that these sales could occur, could increase the volatility of the market price of our Ordinary Shares or result in a significant decline in the public trading price of our Ordinary Shares. The number of shares ultimately offered for resale by New Circle is dependent upon the number of shares we may elect to sell to New Circle under the Purchase Agreement. See “Risk Factors—Risks Related to the Company’s Ordinary Shares — Sales of a substantial number of our Ordinary Shares in the public market by the Selling Shareholder and/or by our other shareholders could adversely affect the market price of our Ordinary Shares.”

Capitalized terms used in this prospectus and not otherwise defined have the meanings set forth under the heading “Certain Defined Terms.”

We are registering the offer and sale of these securities to satisfy certain registration rights we have granted. Our registration of the securities covered by this prospectus does not mean that the Selling Shareholder will offer or sell any of the Ordinary Shares. Subject to the terms of the Purchase Agreement including restrictions on transfer, the Selling Shareholder may offer all or part of the securities for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. The Selling Shareholder may sell these securities through ordinary brokerage transactions, directly to market makers of our shares or through any other means described in the section entitled “Plan of Distribution” herein.

New Circle is an “underwriter” within the meaning of Section 2(a)(11) of the U.S. Securities Act of 1933, as amended (the “Securities Act”) in connection with the sales of Ordinary Shares offered hereunder, and any profits on the sales of Ordinary Shares by New Circle and any discounts, commissions or concessions received by New Circle may be deemed to be underwriting discounts and commissions under the Securities Act.

We will not receive any of the proceeds from the sale of the securities by the Selling Shareholder. We will, however, receive up to $30,000,000 in aggregate gross proceeds from sales of our Ordinary Shares to New Circle that we may, in our discretion, elect to make from time to time after the date of this prospectus, pursuant to the Purchase Agreement.

This prospectus also covers any additional securities that may become issuable by reason of share splits, share dividends or other similar transactions.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.

We will bear all costs, expenses and fees (except brokerage fees and commissions and similar expenses) in connection with the registration of these securities, including with regard to compliance with state securities or “blue sky” laws. The Selling Shareholder will pay all brokerage fees and commissions and similar expenses, if any, attributable to their sale of Ordinary Shares. See “Plan of Distribution”.

The Ordinary Shares are listed on the NYSE American under the symbol “LPA”. On December 3, 2025, the last reported sales price of the Ordinary Shares on the NYSE American was $3.11.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and are therefore eligible to take advantage of certain reduced reporting requirements applicable to other public companies.

We are also a “foreign private issuer” as defined in the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are exempt from certain rules under the Exchange Act that impose certain disclosure obligations and procedural requirements for proxy solicitations under Section 14 of the Exchange Act. In addition, our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions under Section 16 of the Exchange Act. Moreover, we are not required to file periodic reports and financial statements with the U.S. Securities and Exchange Commission (the “SEC”) as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. Additionally, the NYSE American rules allow foreign private issuers to follow home country practices in lieu of certain of the NYSE American’s corporate governance rules. As a result, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all the NYSE American corporate governance requirements.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 10 of this prospectus and other risk factors under similar headings in any amendments or supplements to this prospectus and in any documents incorporated by reference herein, including our Annual Report on Form 20-F for the year ended December 31, 2024, for a discussion of information that should be considered in connection with an investment in our securities.

Neither the SEC nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated December 4, 2025.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process. The Selling Shareholder may, from time to time, offer and sell the securities described in this prospectus in one or more offerings through any means described in the section entitled “Plan of Distribution.”

This prospectus includes important information about us, the securities being offered by the Selling Shareholder and other information you should know before investing. Any prospectus supplement or post-effective amendment to the registration statement may also add, update, or change information in this prospectus. If there is any inconsistency between the information contained in this prospectus and any prospectus supplement or post-effective amendment to the registration statement, you should rely on the information contained in that particular prospectus supplement or post-effective amendment to the registration statement. This prospectus does not contain all of the information provided in the registration statement that we filed with the SEC. You should read this prospectus together with the additional information about us described in the section below entitled “Where You Can Find Additional Information; Incorporation of Information by Reference.” You should rely only on the information contained in this prospectus, as well as the information incorporated by reference into this prospectus, any applicable prospectus supplement or amendment. Neither we nor the Selling Shareholder have authorized anyone else to provide you with different information.

You should assume that the information in this prospectus or any prospectus supplement, as well as the information incorporated by reference in this prospectus or any prospectus supplement, is accurate only as of the date of the documents containing the information, unless the information specifically indicates that another date applies. Our business, financial condition, results of operations and prospects may have changed since those dates.

For investors outside the United States: neither we nor the Selling Shareholder have taken any action to permit the possession or distribution of this prospectus in any jurisdiction other than the United States where action for that purpose is required. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the Ordinary Shares and the distribution of this prospectus outside the United States.

The Selling Securityholders may offer and sell the securities directly to purchasers, through agents or to or through underwriters or dealers. A prospectus supplement, if required, may describe the terms of the plan of distribution and set forth the names of any agents, underwriters or dealers involved in the sale of securities. See “Plan of Distribution.”

Throughout this prospectus, unless otherwise designated or the context requires otherwise, the terms “we,” “us,” “our,” “LPA,” “the Company” and “our company” refer to Logistic Properties of the Americas and its consolidated subsidiaries, which prior to the Business Combination (as defined herein) was the business of LatAm Logistic Properties, S.A. and its subsidiaries. References to “LLP” mean LatAm Logistic Properties, S.A. and its consolidated subsidiaries.

This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

WHERE YOU CAN FIND ADDITIONAL INFORMATION; INCORPORATION OF INFORMATION BY REFERENCE

Additional Information

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. For further information pertaining to us and our securities, you should refer to the registration statement and our exhibits. The full registration statement may be obtained from the SEC or us, as provided below. Documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement or documents incorporated by reference in the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided below.

We are subject to certain of the informational filing requirements of the Exchange Act. Since we are a “foreign private issuer,” we are exempt from the rules and regulations under the Exchange Act prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions contained in Section 16 of the Exchange Act, with respect to their purchase and sale of our shares. In addition, we are not required to file reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we are required to file with the SEC an Annual Report on Form 20-F containing financial statements audited by an independent accounting firm. We may, but are not required, to furnish to the SEC, on Form 6-K, unaudited financial information after each of our first three fiscal quarters. The SEC also maintains a website at http://www.sec.gov that contains reports and other information that we file with or furnish electronically with the SEC.

We also maintain an Internet website at lpamericas.com. We make available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC: our Annual Reports on Form 20-F; our reports on Form 6-K; amendments to these documents; and other information as may be required by the SEC. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.

Incorporation of Information by Reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below:

●	The Company’s Annual Report on Form 20-F for the year ended December 31, 2024, filed with the SEC on April 2, 2025, as amended by Amendment No. 1 thereto on Form 20-F/A, filed with the SEC on April 7, 2025 (the “2024 Annual Report”);

●	The Company’s Report on Form 6-K including our interim financial results and management’s discussion and analysis for the three-month period ended March 31, 2025, filed with the SEC on May 14, 2025;

●	The Company’s Report on Form 6-K including our interim financial results and management’s discussion and analysis for the three-month and six-month periods ended June 30, 2025, filed with the SEC on August 13, 2025;

●	The Company’s Report on Form 6-K in which we announced the closing of the acquisition of two operating logistics buildings in Mexico, filed with the SEC on August 15 2025;

●	The Company’s Report on Form 6-K in which we provided the notice of meeting, proxy statement and form of proxy in connection with our Annual General Meeting, filed with the SEC on August 29, 2025;

●	The Company’s Report on Form 6-K in which we announced the results of our Annual General Meeting held virtually on September 17, 2025, filed with the SEC on September 19, 2025;

●	The Company’s Report on Form 6-K in which we announced our entry into a Purchase Agreement and Registration Rights Agreement, filed with the SEC on September 23, 2025;

The Company’s Report on Form 6-K including our interim financial results and management’s discussion and analysis for the nine-month period ended September 30, 2025, filed with the SEC on November 12, 2025, as amended by Amendment No. 1 thereto on Form 6-K/A, filed with the SEC on November 14, 2025; and

●	any future filings on Form 20-F we make with the SEC under the Exchange Act after the date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, including any reports on Form 6-K that we specifically identify in such forms as being incorporated by reference, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

You may request a free copy of any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address:

Logistic Properties of the Americas

Plaza Tempo, Edificio B,

Oficina B1, Piso 2, San Rafael de Escazú,

San José, Costa Rica.

Telephone: + (506) 2204 7020

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus or any accompanying prospectus supplement.

CERTAIN DEFINED TERMS

Unless the context otherwise requires, references in this prospectus to:

●	“Board” refers to the board of directors of LPA.

●	“Business Combination” refers to the business combination consummated pursuant to the Business Combination Agreement.

●	“Business Combination Agreement” refers to that certain business combination agreement, dated as of August 15, 2023, by and among TWOA and LLP, and by a joinder agreement, each of LPA, SPAC Merger Sub and Company Merger Sub.

●	“Charter” refers to LPA’s amended and restated memorandum and articles of association.

●	“Class A” in the context of real estate refers to the classification of industrial properties that typically possess most of the following characteristics: (a) built within the last 15 years; (b) concrete tilt-up construction or steel frame; (c) clear height in excess of 32 feet, (d) a ratio of dock doors to floor area that is more than one door per 10,000 square feet; (e) energy efficient design characteristics suitable for current and future tenants; (f) truck courts at least 98 feet deep; (g) optimized column spacing and (h) high load capacity floors.

●	“Code” refers to the Internal Revenue Code of 1986, as amended.

●	“Colombia” refers to the Republic of Colombia.

●	“Companies Act” refers to the Companies Act (As Revised) of the Cayman Islands, as amended from time to time and any regulations, codes of practice or orders promulgated pursuant thereto.

●	“Company Merger Sub” refers to LPA Panama Group Corp., a company formed under the laws of Panama and, prior to its merger with LLP upon the consummation of the Business Combination, a wholly-owned subsidiary of LPA.

●	“Costa Rica” refers to the Republic of Costa Rica.

●	“Exchange Act” refers to the U.S. Securities Exchange Act of 1934, as amended.

●	“IRS” refers to the U.S. Internal Revenue Service.

●	“LLP” refers to LatAm Logistic Properties, S.A., a corporation organized under the laws of Panama, together with its consolidated subsidiaries.

●	“Logistic Properties of the Americas,” “LPA,” “we,” “us,” “our,” “the Company” or “our company” means Logistic Properties of the Americas, a Cayman Islands exempted company, together with its subsidiaries.

●	“NYSE American” refers to NYSE American LLC.

●	“Ordinary Shares” refers to the ordinary shares of LPA, par value $0.0001 per share.

●	“Peru” refers to the Republic of Peru.

●	“Purchase Agreement” means the Share Purchase Agreement, dated as of September 23, 2025, by and between LPA and New Circle Principal Investments LLC.

●	“Registration Rights Agreement” means the Registration Rights Agreement, dated as of September 23, 2025, by and between LPA and New Circle Principal Investments LLC.

●	“SEC” refers to the U.S. Securities and Exchange Commission.

●	“Securities Act” refers to the U.S. Securities Act of 1933, as amended.

●	“SPAC Merger Sub” refers to Logistic Properties of the Americas Subco, a Cayman Islands exempted company and prior to its merger with TWOA upon consummation of the Business Combination, a wholly-owned subsidiary of LPA.

●	“TWOA” refers to two, a Cayman Islands exempted company and upon the consummation of the Business Combination, a wholly-owned subsidiary of LPA.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including any related prospectus supplement and any document incorporated by reference herein, contains forward-looking statements, which statements involve substantial risks and uncertainties. Forward-looking statements relate to our business plans, objectives, expectations, financial outlook, financial performance and other matters. Such statements are typically identified by terms such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would,” “will,” “seek,” and other similar words and expressions. However, the absence of these terms does not preclude a statement from being forward-looking. Forward-looking statements are based on management’s current beliefs, assumptions and available information as of the date of this prospectus. Although we believe that the expectations reflected in forward-looking statements are reasonable, such statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements.

These forward-looking statements reflect management’s current expectations, forecasts and assumptions and are subject to various risks, uncertainties and potential changes in circumstances. These statements speak only as of the date of such statements. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed, contemplated or implied by these forward-looking statements. The forward-looking statements contained in this prospectus, including any related prospectus supplement and any document incorporated by reference herein, address various subjects, which include, but are not limited to, statements regarding:

●	expectations regarding, and LPA’s ability to meet expectations regarding, LPA’s strategies and future financial performance, including LPA’s future business plans or objectives, operating expenses, market trends, revenues, liquidity, cash flows and uses of cash, capital expenditures;

●	LPA’s ability to invest in growth initiatives;

●	the outcome of any legal proceedings that may be instituted against LPA;

●	the ability of LPA to raise financing in the future and comply with restrictive covenants related to indebtedness;

●	LPA’s ability to maintain its listing on the NYSE American;

●	global economic disruptions and disruptions to commodity markets due to global conflicts and events, including the ongoing conflict between Russia and Ukraine and conflicts in the Middle East, which may exacerbate market pressures and economic volatility;

●	increases in raw material costs, fuel costs and insurance premiums, especially in light of the ongoing conflict between Russia and Ukraine and conflicts in the Middle East;

●	developments in or changes to the laws, regulations and governmental policies governing our business;

●	anticipated economic, business, and/or competitive factors;

●	potential impacts of public health crises, including pandemics, epidemics, or other widespread health crises that may disrupt LPA’s business operations, supply chain or market conditions;

●	litigation and regulatory enforcement risks, including the diversion of management time and attention and the additional costs and demands on LPA’s resources;

●	exchange rate instability;

●	the possibility that expansion of LPA’s customer offerings or certain operations may subject it to additional legal and regulatory requirements, including tort liability;

●	LPA’s ability to retain and grow its customer base;

●	LPA’s success in finding and maintaining future strategic partnerships and inorganic opportunities;

●	the potential liquidity and trading of public securities of LPA;

●	the ability of LPA to respond to general economic conditions;

●	LPA’s strategic expansion plans, including geographic expansion, new markets and other plans;

●	any downturn in the real estate industry;

●	the ability of LPA to manage its growth effectively;

●	the ability of LPA to develop and protect its brand;

●	the ability of LPA to compete with competitors in existing and new markets and offerings.

●	economic, political and social developments in Costa Rica, Colombia, Peru, Mexico and other markets where we may operate in the future, including political instability, currency devaluation, inflation, and unemployment;

●	the economic performance of Costa Rica, Colombia, Peru, Mexico and other markets where we may operate in the future including their competitiveness as exporters of manufactured and other products to the United States and other key markets, and the impact of global economic conditions on these markets; and

●	additional factors that may be disclosed under “Risk Factors.”

Forward-looking statements are provided for illustrative purposes only and do not guarantee future performance. The factors discussed under “Risk Factors” and elsewhere in this prospectus, including any related prospectus supplement and any document incorporated by reference herein, may materially affect the Company’s future results and could cause actual outcomes to differ from those expressed or implied in the forward-looking statements in this prospectus, including any related prospectus supplement and any document incorporated by reference herein.

The risks described under “Risk Factors” are not exhaustive, and other sections of this prospectus, including any related prospectus supplement and any document incorporated by reference herein, identify additional factors that could adversely affect the Company’s business, financial condition, and operations. As new risk factors emerge from time to time, the Company cannot predict nor fully assess their impact, either individually or in combination, on actual results, which may differ materially from any forward-looking statements. The Company assumes no obligation to publicly update or revise any forward-looking statements, whether due to new information, future events, or otherwise, except as required by law.

This prospectus including any related prospectus supplement and any document incorporated by reference herein contains statements reflecting the Company’s beliefs, plans, objectives, expectations, opinions, and intentions based on information available as of the date of such statements. While the Company believes such information provides a reasonable basis for these statements, investors should note that such information may be limited or incomplete and should not be relied on as comprehensive. These statements should not be construed to indicate that the Company has conducted an exhaustive review of all potentially relevant information. Although we believe the plans, objectives, expectations, opinions and intentions reflected in or suggested by such forward-looking statements are reasonable, we cannot provide assurance that those plans, objectives, expectations, opinions, intentions, or expectations will be achieved. In addition, you should not interpret statements regarding past trends or activities as assurances that those trends or activities will continue in the future. All written, oral and electronic forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this cautionary statement. For these reasons, we caution you to avoid relying on the forward-looking statements described in this prospectus including any related prospectus supplement and any document incorporated by reference herein.

SUMMARY OF PROSPECTUS

This summary highlights selected information contained in this prospectus and does not contain all of the information that is important to you. This summary is qualified in its entirety by the more detailed information included in this prospectus, any related prospectus supplement and the documents referred to in “Where You Can Find Additional Information; Incorporation of Information by Reference”, including the information set forth in the section titled “Risk Factors” herein and therein. Before making your investment decision with respect to our securities, you should read carefully this entire prospectus, any related prospectus supplement and the documents referred to in “Where You Can Find Additional Information; Incorporation of Information by Reference”, including the information set forth in the section titled “Risk Factors” herein and therein, in their entirety before making an investment decision. Some of the statements in this prospectus constitute forward-looking statements that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements” for more information. For additional information, see the section of this prospectus entitled “Where You Can Find Additional Information; Incorporation of Information by Reference.”

Unless otherwise indicated or the context otherwise requires, references in this prospectus to “Company,” “we,” “our,” “us” and other similar terms refer to Logistic Properties of the Americas and its subsidiaries.

Our Company

Logistic Properties of the Americas was incorporated as an exempted company with limited liability under the laws of the Cayman Islands on October 9, 2023. The mailing address of the Company’s registered office is c/o Conyers Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands and its telephone number is +506 2204-7020. The Company’s principal executive office address is 601 Brickell Key Drive, Suite 700, Miami, FL 33131 and its chief administrative office is located at Plaza Tempo, Edificio B, Oficina B1, Piso 2, San Rafael de Escazú, San José, Costa Rica.

We are a fully integrated, internally managed real estate company that develops, owns and manages a diversified portfolio of warehouse logistics and industrial assets in Central America and South America. We focus on modern Class A logistics and industrial real estate in high growth and high barrier-to-entry markets that are undersupplied and have low penetration rates. We believe we are a leading institutional development, logistics and industrial platform operating in Costa Rica, Colombia and Peru, and we have recently expanded our operations into Mexico. We have significant expertise in designing and developing logistics and industrial assets, which we own, manage and lease on a long-term basis. Our strategic footprint and operational expertise enable us to provide our tenants with “last mile” distribution capabilities that are critical to logistics and industrial infrastructure and to be well located to leverage strong e-Commerce and “nearshoring” trends.

On March 27, 2024, LPA consummated the Business Combination pursuant to the Business Combination Agreement. The Business Combination is described in greater detail in the 2024 Annual Report, incorporated by reference in this prospectus. For additional information see our Annual Report.

The Share Purchase Agreement

On September 23, 2025, we entered into the Purchase Agreement with New Circle. Pursuant to the Purchase Agreement, we have the right to sell to New Circle up to $30,000,000 of Ordinary Shares, subject to certain limitations and conditions set forth in the Purchase Agreement, from time to time during the term of the Purchase Agreement. Sales of Ordinary Shares to New Circle under the Purchase Agreement, and the timing of any such sales, are at our discretion and we are under no obligation to sell any securities to New Circle under the Purchase Agreement.

In connection with the Purchase Agreement, on September 23, 2025, we entered into a registration rights agreement with New Circle (the “Registration Rights Agreement”). In accordance with our obligations under the Registration Rights Agreement, we have filed the registration statement of which this prospectus forms a part (the “Registration Statement”) with the SEC to register under the Securities Act the resale by New Circle of up to 5,041,598 Ordinary Shares which represent (i) the Commitment Shares having an aggregate value of $300,000 upon the effectiveness of the Registration Statement, which, in our sole discretion, we may issue in lieu of a cash payment for New Circle’s commitment to purchase Ordinary Shares under the Purchase Agreement and (ii) the Ordinary Shares that we may elect, in our sole discretion, to issue and sell to New Circle from time to time under the Purchase Agreement. Upon the satisfaction of the conditions to New Circle’s purchase obligation set forth in the Purchase Agreement, including that the Registration Statement be declared effective by the SEC and the final form of this prospectus is filed with the SEC, we will have the right, but not the obligation, from time to time at our discretion during the 36-month period commencing on September 23, 2025, to direct New Circle to purchase a specified amount of Ordinary Shares (each such sale, a “Purchase”) by delivering written notice to New Circle (each, a “Purchase Notice”). While there is no mandatory minimum amount for any Purchase, a Purchase Notice may not be for the purchase of more than the lesser of (i) an amount of Ordinary Shares equal to one hundred percent (100%) of the average daily trading volume of the Ordinary Shares during the five (5) trading days immediately preceding a Purchase Notice, and (ii) 100,000 Ordinary Shares. The purchase price of the Ordinary Shares that may be sold to New Circle under the Purchase Agreement will be based on an agreed upon fixed discount to the market price of our Ordinary Shares as computed under the Purchase Agreement. We do not know what the purchase price for our Ordinary Shares will be and therefore cannot be certain as to the number of shares we might issue to New Circle under the Purchase Agreement. Although the Purchase Agreement provides that we may sell up to $30,000,000 of Ordinary Shares to New Circle, only 5,041,598 Ordinary Shares are being registered under the Securities Act for resale by New Circle under this prospectus.

We will control the timing and amount of any sales of Ordinary Shares to New Circle. Actual sales of Ordinary Shares to New Circle under the Purchase Agreement will depend on a variety of factors to be determined by us from time to time, which may include, among other things, market conditions, the trading price of our Ordinary Shares, and determinations by us as to the appropriate sources of funding for our company and its operations.

Under the applicable rules of the NYSE American, in no event may we issue to New Circle under the Purchase Agreement more than 6,301,173 Ordinary Shares, which number of shares is equal to 19.99% of the Ordinary Shares outstanding as of the date of the Purchase Agreement (the “Exchange Cap”), unless (i) we obtain shareholder approval to issue Ordinary Shares in excess of the Exchange Cap in accordance with applicable rules of the NYSE American, or (ii) shareholder approval is not required for the issuance of Ordinary Shares in excess of the Exchange Cap pursuant to the applicable rules of the NYSE American. Moreover, we may not issue or sell any Ordinary Shares to New Circle under the Purchase Agreement which, when aggregated with all other Ordinary Shares then beneficially owned by New Circle and its affiliates (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder), would result in the beneficial ownership by New Circle and its affiliates to exceed 4.99% of the then outstanding voting power or number of Ordinary Shares (the “Beneficial Ownership Limitation”); provided, that upon delivery of a written notice to us, New Circle may from time to time increase the Beneficial Ownership Limitation to 9.99%; provided further, that any such increase in the Beneficial Ownership Limitation will not be effective until the sixty-first (61st) day after such notice is delivered.

Neither we nor New Circle may assign or transfer any of our respective rights and obligations under the Purchase Agreement without the prior written consent of the other party, and no provision of the Purchase Agreement may be modified or waived by the parties other than by an instrument in writing signed by both parties.

THE OFFERING

The summary below describes the principal terms of the offering. The “Description of Share Capital” section of this prospectus contains a more detailed description of our Ordinary Shares.

Securities offered by the Selling Shareholder	We are registering the resale by New Circle of an aggregate of 5,041,598 Ordinary Shares consisting of:

●	the Commitment Shares having an aggregate value of $300,000 that we may issue to New Circle in lieu of a cash payment upon the effectiveness of the Registration Statement; and
●	the shares that we may sell and issue to New Circle from time to time under the Purchase Agreement.

Terms of the Offering	The Selling Shareholder will determine when and how it will dispose of any Ordinary Shares registered under this prospectus, as described in the section “Plan of Distribution.”

Ordinary Shares outstanding prior to the offering	As of December 3, 2025, we had 31,617,815 Ordinary Shares outstanding.

Ordinary Shares outstanding immediately after the offering	36,563,227 Ordinary Shares, assuming the sale and issuance of all of the Ordinary Shares being offered for resale in this prospectus. The actual number of shares that we may sell to New Circle will vary depending upon the actual sales prices to New Circle pursuant to the Purchase Agreement.

Use of proceeds	We will not receive any proceeds from the resale of the Ordinary Shares by the Selling Shareholder. However, we may receive up to $30,000,000 in aggregate gross proceeds under the Purchase Agreement from sales of our Ordinary Shares that we may elect to make to New Circle pursuant to the Purchase Agreement, if any, from time to time in our discretion. See “Use of Proceeds” for more information.

Risk factors	See “Risk Factors” and the other information included in this prospectus for a discussion of factors you should consider carefully before deciding to invest in our Ordinary Shares.

Market for our Ordinary Shares	Our Ordinary Shares are listed on the NYSE American under the symbol “LPA”.

RISK FACTORS

You should carefully review and consider, in addition to all the following risk factors, together with all of the other information included in this prospectus, including the Audited Consolidated Financial Statements included or incorporated by reference in this prospectus or any prospectus supplement, the risks described under the heading “Risk Factors” in our 2024 Annual Report, which is incorporated herein by reference, as well as the risks that are described in the other documents incorporated by reference into this prospectus before making an investment decision. The occurrence of one or more of the events or circumstances described in such risk factors, alone or in combination with other events or circumstances, may have a material adverse effect on the business, cash flows, financial condition and results of operations of the Company. This could cause the trading price of the Ordinary Shares to decline, perhaps significantly, and therefore you may lose all or part of your investment. You should carefully consider such risk factors in conjunction with the other information included or incorporated by reference in this prospectus or any prospectus supplement, including matters addressed in the section entitled “Cautionary Note Regarding Forward-Looking Statements”. The risks discussed below and in the other documents incorporated by reference into this prospectus or any prospectus supplement are not exhaustive and are based on certain assumptions made by the Company, which later may prove to be incorrect or incomplete. Investors are encouraged to perform their own investigation with respect to the business, financial condition and prospects of the Company.

Risks Related to this Offering

Sales of a substantial number of our Ordinary Shares in the public market by the Selling Shareholder and/or by our other shareholders could adversely affect the market price of our Ordinary Shares.

Sales of a substantial number of Ordinary Shares by the Selling Shareholder and/or by our other shareholders in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of the Ordinary Shares.

Assuming the sale and issuance to New Circle of all of the Ordinary Shares being offered for resale in this prospectus, such shares would represent approximately 15.95% of the total Ordinary Shares outstanding as of December 3, 2025. The number of shares ultimately offered for resale by New Circle is dependent upon the number of Ordinary Shares we may elect to sell and issue to New Circle under the Purchase Agreement.

Further, as of December 3, 2025 JREP I Logistics Acquisition, LP (together with its affiliates) beneficially owned in the aggregate 26,314,500 Ordinary Shares, representing approximately 82.25% of all outstanding Ordinary Shares. Such holder has the ability to sell any or all of its Ordinary Shares pursuant to our registration statement on form F-3 (File No. 333-286813), which was declared effective by the SEC on May 5, 2025 (the “F-3 Registration Statement”). Given the substantial number of Ordinary Shares that may be sold in the public market, the substantial number of Ordinary Shares being registered for potential resale by New Circle pursuant to this prospectus, the sale of all of such Ordinary Shares, or the perception that these sales could occur, could increase the volatility of the market price of our Ordinary Shares or result in a significant decline in the public trading price of our Ordinary Shares.

It is not possible to predict the actual number of Ordinary Shares we will sell under the Purchase Agreement to New Circle, or the actual gross proceeds resulting from those sales. Further, we may not have access to the full amount available under the Purchase Agreement with New Circle.

On September 23, 2025, we entered into the Purchase Agreement with New Circle, pursuant to which New Circle has committed to purchase up to $30,000,000 of our Ordinary Shares, which may be sold by us to New Circle at our discretion from time to time, subject to certain limitations and conditions set forth in the Purchase Agreement, and we may issue Ordinary Shares having an aggregate value of $300,000 to New Circle as the Commitment Shares, as consideration for New Circle’s commitment to purchase Ordinary Shares under the Purchase Agreement in lieu of a cash payment

We generally have the right to control the timing and amount of any sales of our Ordinary Shares to New Circle under the Purchase Agreement. Sales of our Ordinary Shares, if any, to New Circle under the Purchase Agreement will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to New Circle all, some or none of the Ordinary Shares that may be available for us to sell to New Circle pursuant to the Purchase Agreement.

Because the purchase price per share to be paid by New Circle for the Ordinary Shares that we may elect to sell to New Circle under the Purchase Agreement, if any, will fluctuate based on the market prices of our Ordinary Shares prior to each Purchase made pursuant to the Purchase Agreement, if any, it is not possible for us to predict, as of the date of this prospectus and prior to any such sales, the number of Ordinary Shares that we will sell to New Circle under the Purchase Agreement, the purchase price per share that New Circle will pay for Ordinary Shares purchased from us under the Purchase Agreement, or the aggregate gross proceeds that we will receive from those purchases by New Circle under the Purchase Agreement, if any.

Moreover, although the Purchase Agreement provides that we may sell up to an aggregate of $30,000,000 of our Ordinary Shares to New Circle, only 5,041,598 Ordinary Shares are being registered for resale under the Registration Statement. If we elect to sell and issue to New Circle all of the 5,041,598 Ordinary Shares being registered for resale under this prospectus, depending on the market price of our Ordinary Shares prior to each Purchase made pursuant to the Purchase Agreement, the actual gross proceeds from the sale of all such Ordinary Shares may be substantially less than the $30,000,000 available to us under the Purchase Agreement, which could materially adversely affect our liquidity.

If it becomes necessary for us to issue and sell to New Circle under the Purchase Agreement more than the 5,041,598 Ordinary Shares being registered for resale under this prospectus in order to receive aggregate gross proceeds equal to $30,000,000 under the Purchase Agreement, we must file with the SEC one or more additional registration statements to register under the Securities Act the resale by New Circle of any such additional Ordinary Shares we wish to sell from time to time under the Purchase Agreement, which the SEC must declare effective. Any issuance and sale by us under the Purchase Agreement of Ordinary Shares in addition to the 5,041,598 Ordinary Shares being registered for resale by New Circle under the Registration Statement could cause additional dilution to our shareholders.

We are not required or permitted to issue any Ordinary Shares under the Purchase Agreement if such issuance would breach our obligations under the rules of the NYSE American. In addition, New Circle will not be required to purchase any Ordinary Shares if such sale would result in New Circle’s beneficial ownership exceeding 4.99% of the then issued and outstanding Ordinary Shares, which we refer to herein as the Beneficial Ownership Limitation. Our inability to access a part or all of the amount available under the Purchase Agreement, in the absence of any other financing sources, could have a material adverse effect on our business.

The sale and issuance of our Ordinary Shares to New Circle will cause dilution to our existing shareholders, and the sale of the Ordinary Shares acquired by New Circle, or the perception that such sales may occur, could cause the price of our Ordinary Shares to fall.

The purchase price for the Ordinary Shares that we may sell to New Circle under the Purchase Agreement will fluctuate based on the price of our Ordinary Shares. Depending on a number of factors, including market liquidity, sales of such Ordinary Shares may cause the trading price of our Ordinary Shares to fall.

If and when we do sell Ordinary Shares to New Circle, after New Circle has acquired the shares, New Circle may resell all, some, or none of those Ordinary Shares at its discretion, subject to the terms of the Purchase Agreement. Therefore, sales of Ordinary Shares to New Circle by us could result in substantial dilution to the economic and voting interests of other holders of our Ordinary Shares. Additionally, the sale of a substantial number of Ordinary Shares to New Circle, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we might otherwise wish to effect sales.

Investors who buy Ordinary Shares at different times will likely pay different prices.

Pursuant to the Purchase Agreement, we will have discretion, subject to market demand, to vary the timing, prices, and numbers of Ordinary Shares sold to New Circle. If and when we do elect to sell Ordinary Shares to New Circle under the Purchase Agreement, after New Circle has acquired such shares, New Circle may resell all or a portion of such shares at any time or from time to time in its discretion and at different prices. As a result, investors who purchase Ordinary Shares from New Circle at different times will likely pay different prices for those shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the Ordinary Shares they purchase from New Circle as a result of future sales made by us to New Circle at prices lower than the prices such investors paid for their Ordinary Shares.

Future sales and issuances of our Ordinary Shares or other equity securities might result in significant dilution and could cause the price of our Ordinary Shares to decline.

To raise capital, we may sell our Ordinary Shares, securities convertible or exchangeable into our Ordinary Shares or other equity securities in one or more transactions other than those contemplated by the Purchase Agreement, at prices and in a manner we determine from time to time. We may sell Ordinary Shares, convertible securities or other equity securities in any other offering at a price per share that is less than the price per share paid by New Circle, and New Circle or investors purchasing convertible securities or other equity securities in the future could have rights superior to existing shareholders. The price per share at which we sell additional Ordinary Shares, convertible securities or other equity securities in future transactions may be higher or lower than the price per share paid by New Circle. Any sales of additional Ordinary Shares will dilute our existing shareholders.

Sales of a substantial number of our Ordinary Shares in the public market or the perception that these sales might occur could depress the market price of our Ordinary Shares and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that such sales may have on the prevailing market price of our Ordinary Shares.

Management will have broad discretion as to the use of the proceeds from our sale of Ordinary Shares to New Circle under the Purchase Agreement, and uses may not improve our financial condition or market value.

We will not receive any proceeds from the resale of Ordinary Shares by New Circle. However, we may receive up to $30,000,000 in aggregate gross proceeds under the Purchase Agreement from sales of our Ordinary Shares that we may elect to make to New Circle pursuant to the Purchase Agreement, if any, from time to time in our discretion.

We currently intend to use the net proceeds from any sale of Ordinary Shares to New Circle for general corporate purposes, which could include financing our operations in support of our property management and development activities, capital expenditures, working capital and the repayment or refinancing of outstanding indebtedness. See “Use of Proceeds.” However, our management will have broad discretion in the application of any such net proceeds. Our shareholders may not agree with the manner in which our management chooses to allocate the net proceeds from such sales of Ordinary Shares. The failure by our management to apply these funds effectively could have a material adverse effect on our business, financial condition, results of operation and share price. Pending their use, we may invest the net proceeds from such sales of Ordinary Shares in a manner that does not produce income. The decisions made by our management may not result in positive returns on your investment and you will not have the opportunity to influence our decisions on how to use the net proceeds from such sales of Ordinary Shares.

THE NEW CIRCLE TRANSACTION

On September 23, 2025 we entered into the Purchase Agreement and the Registration Rights Agreement with New Circle. Pursuant to the Purchase Agreement, we have the right to sell to New Circle up to $30,000,000 of our Ordinary Shares, subject to certain limitations and conditions set forth in the Purchase Agreement, from time to time during the term of the Purchase Agreement. Sales of Ordinary Shares to New Circle under the Purchase Agreement, and the timing of any such sales, are at our discretion, and we are under no obligation to sell any securities to New Circle under the Purchase Agreement.

In accordance with our obligations under the Registration Rights Agreement, we have filed the Registration Statement with the SEC to register under the Securities Act the resale by New Circle of up to 5,041,598 Ordinary Shares which represent (i) the Commitment Shares having an aggregate value of $300,000 upon the effectiveness of the Registration Statement, which, in our sole discretion, we may issue in lieu of a cash payment for New Circle’s commitment to purchase Ordinary Shares under the Purchase Agreement and (ii) the Ordinary Shares that we may elect, in our sole discretion, to issue and sell to New Circle from time to time under the Purchase Agreement. Upon the satisfaction of the conditions to New Circle’s purchase obligation set forth in the Purchase Agreement, including that the Registration Statement be declared effective by the SEC and the final form of this prospectus is filed with the SEC, we will have the right, but not the obligation, from time to time at our discretion during the 36-month period commencing on September 23, 2025, to direct New Circle to purchase a specified amount of Ordinary Shares by delivering a Purchase Notice to New Circle. While there is no mandatory minimum amount for any Purchase, a Purchase Notice may not be for the purchase of more than the lesser of (i) an amount of Ordinary Shares equal to one hundred percent (100%) of the average daily trading volume of the Ordinary Shares during the five (5) trading days immediately preceding a Purchase Notice, and (ii) 100,000 Ordinary Shares. The purchase price of the Ordinary Shares that may be sold to New Circle under the Purchase Agreement will be based on an agreed upon fixed discount to the market price of our Ordinary Shares as computed under the Purchase Agreement. We do not know what the purchase price for our Ordinary Shares will be and therefore cannot be certain as to the number of shares we might issue to New Circle under the Purchase Agreement. Although the Purchase Agreement provides that we may sell up to $30,000,000 of Ordinary Shares to New Circle, only 5,041,598 Ordinary Shares are being registered under the Securities Act for resale by New Circle under this prospectus.

We will control the timing and amount of any sales of Ordinary Shares to New Circle. Actual sales of Ordinary Shares to New Circle under the Purchase Agreement will depend on a variety of factors to be determined by us from time to time, which may include, among other things, market conditions, the trading price of our Ordinary Shares, and determinations by us as to the appropriate sources of funding for our company and its operations.

Under the applicable rules of the NYSE American, in no event may we issue to New Circle under the Purchase Agreement more than 6,301,173 Ordinary Shares, which number of Ordinary Shares is equal to the Exchange Cap, unless (i) we obtain shareholder approval to issue Ordinary Shares in excess of the Exchange Cap in accordance with applicable rules of the NYSE American or (ii) shareholder approval is not required for the issuance of Ordinary Shares in excess of the Exchange Cap, pursuant to the applicable rules of the NYSE American. Moreover, we may not issue or sell any Ordinary Shares to New Circle under the Purchase Agreement which, when aggregated with all other Ordinary Shares then beneficially owned by New Circle and its affiliates (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder), would result in the beneficial ownership by New Circle and its affiliates to exceed the Beneficial Ownership Limitation; provided, that upon delivery of a written notice to the Company, New Circle may from time to time increase the Beneficial Ownership Limitation to 9.99%; provided further, that any such increase in the Beneficial Ownership Limitation will not be effective until the sixty-first (61st) day after such notice is delivered.

Neither we nor New Circle may assign or transfer any of our respective rights and obligations under the Purchase Agreement without the prior written consent of the other party, and no provision of the Purchase Agreement may be modified or waived by the parties other than by an instrument in writing signed by both parties.

The Purchase Agreement and the Registration Rights Agreement contain customary representations, warranties, conditions, and indemnification obligations of the parties. The representations, warranties, and covenants contained in such agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and may be subject to limitations agreed upon by the contracting parties.

Purchases of Ordinary Shares Under the Purchase Agreement

Upon the terms and subject to the conditions of the Purchase Agreement, during the 36-month period commencing on September 23, 2025, we, at our sole discretion, shall have the right, but not the obligation, to direct New Circle to purchase Ordinary Shares up to the lesser of (i) an amount of Ordinary Shares equal to one hundred percent (100%) of the average daily trading volume of the Ordinary Shares during the five (5) trading days immediately preceding a Purchase Notice, and (ii) 100,000 Ordinary Shares by delivering a Purchase Notice on any trading day.

Conditions to Each Purchase

New Circle’s obligation to accept Purchase Notices that are timely delivered by us under the Purchase Agreement and to purchase Ordinary Shares under the Purchase Agreement are subject to the satisfaction, at the time of delivery of such Purchase Notice, of the conditions precedent thereto set forth in the Purchase Agreement, all of which are entirely outside of New Circle’s control, which conditions include the following:

●	the accuracy in all material respects of our representations and warranties included in the Purchase Agreement and the applicable Purchase Notice;

●	us having issued to New Circle the Commitment Shares or cash equivalent amount, as applicable;

●	there being an effective registration statement pursuant to which New Circle is permitted to utilize the prospectus thereunder to resell all of the Ordinary Shares pursuant to such Purchase Notice;

●	the sale and issuance of such Ordinary Shares being legally permitted by all laws and regulations to which we are subject;

●	our Board shall have approved the transactions contemplated hereby and such approval shall not have been amended, rescinded or modified and shall remain in full force and effect as of the time of delivery of such Purchase Notice;

●	no Material Outside Event (as such term is defined in the Purchase Agreement) shall have occurred and be continuing;

●	us having performed, satisfied, and complied in all material respects with all covenants, agreements, and conditions required by the Purchase Agreement to be performed, satisfied, or complied with by us;

●	no statute, rule, regulation, executive order, decree, ruling, or injunction having been enacted, entered, promulgated, endorsed or withdrawn by any court or governmental authority of competent jurisdiction that prohibits or directly, materially, and adversely affects any of the transactions contemplated by the Purchase Agreement;

●	trading in our Ordinary Shares shall not have been suspended by the SEC, the NYSE American or FINRA and us having not received any final notice that our listing will be terminated on a certain date;

●	all of our Ordinary Shares issuable pursuant to the applicable Purchase Notice shall have been duly authorized by all necessary corporate actions; and

●	except with respect to the first Purchase Notice, we shall have delivered all Ordinary Shares relating to all prior Purchase Notices.

Termination of the Purchase Agreement

Unless earlier terminated as provided in the Purchase Agreement, the Purchase Agreement will terminate automatically on the earliest to occur of:

●	September 23, 2028 (the 36-month anniversary of the execution date of the Purchase Agreement);

●	the date on which New Circle shall have purchased Ordinary Shares under the Purchase Agreement for an aggregate gross purchase price equal to $30,000,000; or

●	the date any statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated, withdrawn or endorsed by any court or governmental authority of competent jurisdiction, as applicable, (which shall include the SEC), the effect of which would prohibit any of the transactions contemplated by the Purchase Agreement.

We also have the right to terminate the Purchase Agreement at any time, at no cost or penalty, upon five trading days’ prior written notice to New Circle; provided that (i) there are no outstanding Purchase Notices under which we are yet to issue Ordinary Shares and (ii) we have paid all amounts owed to New Circle pursuant to the Purchase Agreement. We and New Circle may also terminate the Purchase Agreement at any time by mutual written consent.

No Short-Selling by New Circle

New Circle has agreed to, from and after the date of the Purchase Agreement through and including the next trading day following the expiration or termination of the Purchase Agreement, not directly or indirectly engage in any short sale of our Ordinary Shares, either for its own principal account or for the principal account of New Circle or any of its officers, or any entity managed or controlled by New Circle; provided, however, that New Circle may sell such Ordinary Shares that it is unconditionally obligated to purchase pursuant to, and following receipt of, a purchase notice, but prior to receiving such Ordinary Shares, and may sell other Ordinary Shares acquired pursuant to the Purchase Agreement that New Circle has continuously held from a prior date of acquisition.

Effect of Sales of Our Ordinary Shares under the Purchase Agreement on Our Shareholders

All of the Ordinary Shares that are being registered under the Securities Act for resale by New Circle in this offering are expected to be freely tradable. The Ordinary Shares being registered for resale in this offering may be issued and sold by us to New Circle from time to time at our discretion over the term of the Purchase Agreement. The resale by New Circle of a significant amount of Ordinary Shares registered for resale in this offering at any given time, or the perception that these sales may occur, could cause the market price of our Ordinary Shares to decline and to be highly volatile. Sales of our Ordinary Shares, if any, to New Circle under the Purchase Agreement will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to New Circle all, some, or none of the Ordinary Shares that may be available for us to sell to New Circle pursuant to the Purchase Agreement.

If and when we do elect to sell Ordinary Shares to New Circle, after New Circle has acquired such shares, pursuant to the Purchase Agreement, New Circle may resell all, some, or none of such Ordinary Shares in its discretion and at different prices subject to the terms of the Purchase Agreement. As a result, investors who purchase Ordinary Shares from New Circle in this offering at different times will likely pay different prices for those Ordinary Shares, and so may experience different outcomes in their investment results. Investors may experience a decline in the value of the Ordinary Shares they purchase from New Circle in this offering as a result of future sales made by us to New Circle at prices lower than the prices such investors paid for their Ordinary Shares in this offering. In addition, if we sell a substantial number of Ordinary Shares to New Circle under the Purchase Agreement, or if investors expect that we will do so, the actual sales of Ordinary Shares or the mere existence of our arrangement with New Circle may make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we might otherwise wish to effect such sales. However, we have the right to control the timing and amount of any additional sales of our Ordinary Shares to New Circle and the Purchase Agreement may be terminated by us at any time at our discretion without any cost to us.

Because the purchase price per share to be paid by New Circle for the Ordinary Shares that we may elect to sell to New Circle under the Purchase Agreement, if any, will fluctuate based on the market prices of our Ordinary Shares during the applicable pricing period, as of the date of this prospectus we cannot reliably predict the number of Ordinary Shares that we will sell to New Circle under the Purchase Agreement, the actual purchase price per share to be paid by New Circle for those Ordinary Shares, or the actual gross proceeds to be received by us from those sales, if any. As of the date of this prospectus, there were 31,617,815 Ordinary Shares outstanding. Assuming the issuance to New Circle of all of the Ordinary Shares being offered for resale under this prospectus, such shares would represent approximately 15.95% of the total Ordinary Shares outstanding as of December 3, 2025.

Although the Purchase Agreement provides that we may, in our discretion, from time to time after the date of this prospectus and during the term of the Purchase Agreement, direct New Circle to purchase Ordinary Shares from us in one or more Purchases under the Purchase Agreement, for a maximum aggregate purchase price of up to $30,000,000, only 5,041,598 Ordinary Shares are being registered for resale under the Registration Statement. While the market price of our Ordinary Shares may fluctuate from time to time after the date of this prospectus and, as a result, the actual purchase price to be paid by New Circle under the Purchase Agreement for our Ordinary Shares, if any, may also fluctuate, in order for us to receive the full amount of New Circle’s commitment under the Purchase Agreement, it is possible that we may need to issue and sell more than the number of Ordinary Shares being registered for resale under the Registration Statement.

If it becomes necessary for us to issue and sell to New Circle more Ordinary Shares than are being registered for resale under the Registration Statement in order to receive aggregate gross proceeds equal to $30,000,000 under the Purchase Agreement, we must first file with the SEC one or more additional registration statements to register under the Securities Act the resale by New Circle of any such additional Ordinary Shares, which the SEC must declare effective, in each case, before we may elect to sell any additional Ordinary Shares to New Circle under the Purchase Agreement. The number of Ordinary Shares ultimately offered for resale by New Circle depends upon the number of Ordinary Shares, if any, we ultimately sell to New Circle under the Purchase Agreement.

The issuance, if any, of Ordinary Shares to New Circle pursuant to the Purchase Agreement would not affect the rights or privileges of our existing shareholders, except that it could result in a substantial dilution to their economic and voting interests. Although the number of Ordinary Shares that our existing shareholders own would not decrease as a result of sales, if any, under the Purchase Agreement, the Ordinary Shares owned by our existing shareholders would represent a smaller percentage of our total outstanding Ordinary Shares after any such issuance.

USE OF PROCEEDS

All of the securities offered by New Circle pursuant to this prospectus will be sold by New Circle for its own account. We will not receive any of the direct proceeds from these sales. However, we may receive up to $30,000,000 aggregate gross proceeds, from any sales we make to New Circle pursuant to the Purchase Agreement. The net proceeds from sales, if any, under the Purchase Agreement, will depend on the frequency and prices at which we sell Ordinary Shares to New Circle after the date of this prospectus. See “Plan of Distribution” for more information.

We expect to use any net proceeds that we receive under the Purchase Agreement for general corporate purposes, which could include financing our operations in support of our property management and development activities, capital expenditures, working capital and the repayment or refinancing of outstanding indebtedness. Our management will have broad discretion in applying the net proceeds of such sales of Ordinary Shares to New Circle, and investors will be relying on our judgment regarding the application of such net proceeds.

DIVIDEND POLICY

The Company has never declared or paid any cash dividend on its Ordinary Shares and the Board has not adopted a dividend policy regarding the payment of future dividends. The Board will exercise its business judgment to determine whether the Company’s financial position justifies such dividends and if they can be lawfully paid.

The payment of future cash dividends will depend on the Company’s revenues and earnings, if any, capital requirements and overall financial condition. The decision to distribute any cash dividends will be at the discretion of the Board at that time, and any such dividends will only be paid from profits or share premium (subject to solvency requirements) in accordance with Cayman Islands law. Dividends may be paid either in cash or in other forms.

Under the laws of the Cayman Islands, a Cayman Islands exempted company may pay dividends on its shares from either profits or the share premium account. However, dividends cannot be paid if such distribution would leave the exempted company unable to pay its debts as they become due in the ordinary course of business. No dividend shall be paid other than from profits or, in accordance with the requirements of the Companies Act and the listing rules of the applicable stock exchange, from the share premium account.

If multiple individuals are registered as joint holders of a share, any of them may provide valid receipts for any dividend or other amounts payable in relation to that share. Unless otherwise specified in the rights attached to a share, no dividend or other payments due from the Company regarding a share shall accrue interest against the Company.

Capitalization AND INDEBTEDNESS

Our capitalization will be set forth in a prospectus supplement to this prospectus or in a report of foreign private issuer on Form 6-K subsequently furnished to the SEC and specifically incorporated herein by reference.

DESCRIPTION OF THE COMPANY’S SECURITIES

General

LPA is a Cayman Islands exempted company and its affairs are governed by the Charter, the Companies Act and other legislation and common law of the Cayman Islands. Pursuant to the Charter, LPA is authorized to issue 450,000,000 Ordinary Shares and 50,000,000 preference shares, $0.0001 par value each (the “Preference Shares”). As of December 3, 2025, LPA had 31,993,843 Ordinary Shares and zero Preference Shares issued (including shares in treasury described below). As of December 3, 2025, LPA had 31,617,815 Ordinary Shares and zero Preference Shares outstanding. All of LPA’s outstanding Ordinary Shares are fully paid and non-assessable. As of March 27, 2024, there were 31,709,747 Ordinary Shares outstanding. As of December 31, 2024, there were 31,672,913 Ordinary Shares outstanding.

As of December 3, 2025, LPA had 376,028 shares in treasury, which were repurchased by the Company under a share repurchase program, with a book value of $3,273,154.

The Ordinary Shares are listed for trading on NYSE American under the ticker symbol “LPA”.

For a description of the Ordinary Shares, including the rights and obligations attached thereto, and the share repurchase program, please refer to see titled “Item 10. Additional Information — B. Memorandum and Articles of Association” in the 2024 Annual Report, which is incorporated by reference herein.

SELLING SHAREHOLDER

This prospectus relates to the possible resale from time to time by New Circle of any or all of the Ordinary Shares that may be issued by us to New Circle under the Purchase Agreement. For additional information regarding the issuance to New Circle of Ordinary Shares covered by this prospectus, see the section entitled “The New Circle Transaction” above. We are registering the Ordinary Shares pursuant to the provisions of the Registration Rights Agreement we entered into with New Circle on September 23, 2025, in order to permit New Circle to offer the Ordinary Shares included in this prospectus for resale from time to time. Except for the transactions contemplated by the Purchase Agreement and the Registration Rights Agreement, New Circle has not had any material relationship with us within the past three years.

The table below presents information regarding the Selling Shareholder and the Ordinary Shares that it may offer from time to time under this prospectus. The Selling Shareholder will determine the timing, pricing and rate at which they sell such Ordinary Shares into the public market. This table is prepared based on information supplied to us by the Selling Shareholder and reflects holdings as of December 3, 2025.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act, and includes Ordinary Shares with respect to which the Selling Shareholder has sole or shared voting and investment power. The percentage of Ordinary Shares beneficially owned by the Selling Shareholder prior to the offering shown in the table below is based on an aggregate of 31,617,815 Ordinary Shares outstanding on December 3, 2025. Because the purchase price to be paid by the Selling Shareholder for Ordinary Shares, if any, that we may elect to sell to the Selling Shareholder under the Purchase Agreement will fluctuate based on the market prices of our Ordinary Shares during the applicable pricing period, the number of Ordinary Shares that may actually be sold by us to the Selling Shareholder under the Purchase Agreement may be fewer than the maximum number of shares to be offered pursuant to this prospectus.

The number of shares in the column “Maximum Number of Ordinary Shares to be Offered Pursuant to this Prospectus” represents all of the Ordinary Shares that the Selling Shareholder may offer for resale under this prospectus. The Selling Shareholder may sell some, all or none of its Ordinary Shares in this offering. We do not know how long the Selling Shareholder will hold the shares before selling them, and we are not aware of any existing arrangements between the Selling Shareholder and any other shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of the Ordinary Shares being offered for resale by this prospectus. Further, because the Selling Shareholder may dispose of all, none or some portion of the Ordinary Shares issuable under the Purchase Agreement, no estimate can be given as to the number of Ordinary Shares that will be beneficially owned by the Selling Shareholder upon termination of this offering. For purposes of the table below, however, the fourth column assumes the sale of all of the Ordinary Shares offered by the Selling Shareholder pursuant to this prospectus and further assumes that the Selling Shareholder will not acquire beneficial ownership of any additional Ordinary Shares or other equity securities of LPA during the offering. In addition, the Selling Shareholder may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, our securities in transactions exempt from the registration requirements of the Securities Act after the date on which the information in the table is presented.

Names and Addresses	Number of Ordinary Shares Owned Prior to Offering		Maximum Number of Ordinary Shares to be Offered Pursuant to this Prospectus	Number of Ordinary Shares Owned After Offering
	Number(1) (2)	Percent		Number (3)	Percent
New Circle Principal Investments LLC (4)	91,186	0.29%	5,041,598	0	—

(1) In accordance with Rule 13d-3(d) under the Exchange Act, we have excluded from the number of shares beneficially owned prior to the offering all of the shares that New Circle may be required to purchase under the Purchase Agreement because the issuance of such shares is solely at our discretion and is subject to conditions contained in the Purchase Agreement, the satisfaction of which are entirely outside of New Circle’s control.

(2) Includes 91,186 Commitment Shares issued to New Circle on December 2, 2025, pursuant to the Purchase Agreement.

(3) Assumes the sale of all Ordinary Shares being offered pursuant to this prospectus; however, the number of shares ultimately offered for resale by New Circle is dependent, among other things, upon the number of shares we sell to New Circle under the Purchase Agreement.

(4) New Circle Principal Investments LLC (“New Circle”) is a wholly owned subsidiary of New Circle Capital LLC, the sole member of New Circle. Osman Ahmed and Walter Arnold are the Managing Members of New Circle Capital LLC. All investment decisions for New Circle Capital LLC are made by Messrs. Ahmed and Arnold. As such, each of New Circle, New Circle Capital LLC, and Messrs. Ahmed and Arnold may be deemed to have beneficial ownership of the securities directly held by New Circle. Each such entity or person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein. The address of each of New Circle and New Circle Capital LLC is 60 West 23rd Street, #630, New York, NY 10010.

MATERIAL U.S. Federal Income Tax CONSIDERATIONS

The following is a discussion of certain material U.S. federal income tax considerations relevant to the ownership and disposition of Ordinary Shares. This discussion applies only to Ordinary Shares held as capital assets for U.S. federal income tax purposes (generally, property held for investment) and does not discuss all aspects of U.S. federal income taxation that might be relevant to holders in light of their particular circumstances or status, including alternative minimum tax and Medicare contribution tax consequences, or holders who are subject to special rules, including:

●	brokers, dealers and other investors that do not own their Ordinary Shares as capital assets;

●	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

●	tax-exempt organizations, qualified retirement plans, individual retirement accounts or other tax deferred accounts;

●	banks or other financial institutions, underwriters, insurance companies, real estate investment trusts or regulated investment companies;

●	persons liable for alternative minimum taxes;

●	U.S. expatriates or former long-term residents of the United States;

●	persons that own (directly, indirectly, or by attribution) 10% or more (by vote or value) of the Ordinary Shares;

●	partnerships or other pass-through entities for U.S. federal income tax purposes, including S corporations, and beneficial owners of partnerships or other pass-through entities;

●	persons holding Ordinary Shares as part of a straddle, hedging or conversion transaction, constructive sale, or other arrangement involving more than one position;

●	persons required to accelerate the recognition of any item of gross income with respect to Ordinary Shares as a result of such income being recognized on an applicable financial statement;

●	persons whose functional currency is not the U.S. dollar;

●	persons that received Ordinary Shares as compensation for services; or

●	controlled foreign corporations or passive foreign investment companies.

This discussion is based on the Code, its legislative history, existing and proposed Treasury regulations promulgated under the Code (the “Treasury Regulations”), published rulings by the IRS and court decisions, all as of the date hereof. These laws are subject to change, possibly on a retroactive basis. This discussion is necessarily general and does not address all aspects of U.S. federal income taxation, including the effect of the U.S. federal alternative minimum tax or the Medicare contribution tax, U.S. federal estate and gift tax, or any state, local or non-U.S. tax laws to a holder of Ordinary Shares. We have not and do not intend to seek any rulings from the IRS regarding the statements made and positions or conclusions described in this summary.

ALL HOLDERS OF PURCHASER SECURITIES SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES AND CONSIDERATIONS RELATING TO THE OWNERSHIP AND DISPOSITION OF ORDINARY SHARES, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE, AND LOCAL AND NON-U.S. TAX LAWS.

U.S. Holders

The section applies to you if you are a U.S. holder. For purposes of this discussion, a U.S. holder means a beneficial owner of Ordinary Shares that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate whose income is subject to U.S. federal income tax regardless of its source; or

●	a trust if (1) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust; or (2) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Ownership and Disposition of Ordinary Shares by U.S. Holders

Distributions on Ordinary Shares

This section is subject to further discussion under “— Passive Foreign Investment Company Rules” below.

Distributions paid by LPA out of current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) generally will be taxable to a U.S. holder as dividend income. Distributions in excess of current and accumulated earnings and profits will be treated as a non-taxable return of capital to the extent of the U.S. holder’s basis in the Ordinary Shares and thereafter as capital gain. However, LPA does not intend to maintain calculations of its earnings and profits in accordance with U.S. federal income tax accounting principles. U.S. holders should therefore assume that any distribution by LPA with respect to its shares will be treated as dividend income. Such dividends will not be eligible for the dividends-received deduction allowed to U.S. corporations with respect to dividends received from other U.S. corporations. U.S. holders should consult their own tax advisors with respect to the appropriate U.S. federal income tax treatment of any distribution received from LPA.

Dividends received by non-corporate U.S. holders (including individuals) from a “qualified foreign corporation” may be taxed as “qualified dividend income” (“QDI”) at reduced rates of taxation, provided that certain holding period requirements and other conditions are satisfied. For these purposes, a non-U.S. corporation will be treated as a qualified foreign corporation if the Ordinary Shares are readily tradable on an established securities market in the United States. United States Treasury Department guidance indicates that the Ordinary Shares, which are listed on the NYSE American, are readily tradable on an established securities market in the United States. Thus, we believe that any dividends we pay on the Ordinary Shares to non-corporate U.S. Holders will be potentially eligible for these reduced tax rates. However, there can be no assurance that Ordinary Shares will be considered “readily tradable” on an established securities market in future years. Non-corporate U.S. holders that do not meet a minimum holding period requirement during which they are not protected from the risk of loss or that elect to treat the dividend income as “investment income” pursuant to Section 163(d)(4) of the Code (dealing with the deduction for investment interest expense) will not be eligible for the reduced rates of taxation regardless of LPA’s status as a qualified foreign corporation. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to the positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met. LPA will not constitute a qualified foreign corporation for purposes of these rules if it is a PFIC for the taxable year in which it pays a dividend or for the preceding taxable year. See discussion below under “— Passive Foreign Investment Company Rules.” U.S. holders should consult their tax advisors regarding the availability of the lower rate for dividends paid with respect to Ordinary Shares.

Subject to certain exceptions, dividends on Ordinary Shares will generally constitute foreign source income for foreign tax credit limitation purposes. If such dividends are QDI (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will be limited to the gross amount of the dividend, multiplied by a fraction, the numerator of which is the reduced rate applicable to QDI and the denominator of which is the highest rate of tax normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by LPA with respect to the Ordinary Shares generally will constitute “passive category income” but could, in the case of certain U.S. holders, constitute “general category income.”

Sale, Exchange, Redemption or Other Taxable Disposition of Ordinary Shares

This section is subject to further discussion under “— Passive Foreign Investment Company Rules,” below.

A U.S. holder generally will recognize gain or loss on any sale, exchange, redemption or other taxable disposition of Ordinary Shares in an amount equal to the difference between (i) the amount realized on the disposition and (ii) such U.S. holder’s adjusted tax basis in such Ordinary Shares. Any gain or loss recognized by a U.S. holder on a taxable disposition of Ordinary Shares generally will be capital gain or loss. A non-corporate U.S. holder, including an individual, who has held the Ordinary Shares for more than one year generally will be eligible for reduced tax rates for such long-term capital gains. The deductibility of capital losses is subject to limitations. Any such gain or loss recognized generally will be treated as U.S. source gain or loss. In the event any non-U.S. tax (including withholding tax) is imposed upon such sale or other disposition, a U.S. holder’s ability to claim a foreign tax credit for such non-U.S. tax is subject to various limitations and restrictions. U.S. holders should consult their tax advisors regarding the ability to claim a foreign tax credit.

Passive Foreign Investment Company Rules

Generally. The treatment of U.S. holders of the Ordinary Shares could be materially different from that described above if LPA is treated as a PFIC for U.S. federal income tax purposes. A PFIC is any non-U.S. corporation with respect to which either: (i) 75% or more of the gross income for a taxable year constitutes passive income for purposes of the PFIC rules (the “PFIC Income Test”), or (ii) more than 50% of such foreign corporation’s assets in any taxable year (generally based on the quarterly average of the value of its assets during such year) is attributable to assets, including cash, that produce passive income or are held for the production of passive income (the “PFIC Asset Test”). Passive income for purposes of the PFIC Income Test generally includes dividends, interest, certain royalties and rents, annuities, net gains from the sale or exchange of property producing such income and net foreign currency gains. The determination of whether a foreign corporation is a PFIC is based upon the composition of such foreign corporation’s income and assets (including, among others, its proportionate share of the income and assets of any other corporation in which it owns, directly or indirectly, 25% or more (by value) of the stock), and the nature of such non-U.S. corporation’s activities. A separate determination must be made after the close of each taxable year as to whether a non-U.S. corporation was a PFIC for that year. Once a non-U.S. corporation qualifies as a PFIC it is, with respect to a shareholder during the time it qualifies as a PFIC, always treated as a PFIC with respect to such shareholder, regardless of whether it no longer satisfies either of the PFIC Income Test and the PFIC Asset Test in subsequent years (unless the U.S. holder makes a deemed sale election with respect to the stock of the PFIC held by such U.S. holder once such PFIC ceases to satisfy both of the qualification tests).

LPA’s status as a PFIC for its taxable year, and in any future taxable year, is an annual determination that can be made only after the end of that year. Accordingly, there can be no assurances regarding LPA’s status as a PFIC for its taxable year and for any future taxable year. Because LPA’s status as a PFIC depends on facts that are not known at this time, counsel is unable to opine on LPA’s status as a PFIC in its current or any future taxable year. Further, even if LPA determines that it is not expected to be a PFIC for a taxable year, the IRS could take a different view as to whether or not LPA is a PFIC, either because of a different evaluation of income and assets or because the IRS determines that TWOA should be treated as a predecessor of LPA. The determination of whether or not LPA is a PFIC for a taxable year will depend on the composition of LPA’s income and assets, and the fair market value of its assets from time to time, including its unbooked goodwill, which may be determined by reference to LPA’s share price (which could fluctuate significantly). In addition, LPA’s possible status as a PFIC will also depend on the application of complex statutory and regulatory rules that are subject to potentially varying or changing interpretations. The composition of LPA’s assets will also be affected by LPA’s holding of significant cash balances. The application of the PFIC rules is subject to uncertainty in several respects and, therefore, no assurances can be provided that the IRS will not assert that LPA is a PFIC for the taxable year or in a future year.

If LPA is or becomes a PFIC during any year in which a U.S. holder holds Ordinary Shares, there are three separate taxation regimes that could apply to such U.S. holder under the PFIC rules, which are the (i) excess distribution regime (which is the default regime), (ii) QEF regime, and (iii) mark-to-market regime. A U.S. holder who holds (actually or constructively) stock in a non-U.S. corporation during any year in which such corporation qualifies as a PFIC is subject to U.S. federal income taxation under one of these three regimes. The effect of the PFIC rules on a U.S. holder will depend upon which of these regimes applies to such U.S. holder. However, dividends paid by a PFIC are generally not eligible for the lower rates of taxation applicable to qualified dividend income under any of the foregoing regimes.

Excess Distribution Regime. If a U.S. holder does not make a QEF election or a mark-to-market election, as described below, such U.S. holder will be subject to the default “excess distribution regime” under the PFIC rules with respect to (i) any gain realized on a sale or other disposition (including a pledge) of U.S. holder’s Ordinary Shares, and (ii) any “excess distribution” that a U.S. holder receives on his or her Ordinary Shares (generally, any distributions in excess of 125% of the average of the annual distributions on Ordinary Shares during the preceding three years or U.S. holder’s holding period, whichever is shorter). Generally, under this excess distribution regime:

●	the gain or excess distribution will be allocated ratably over the period during which such U.S. holder held his or her Ordinary Shares;

●	the amount allocated to the current taxable year and any taxable year prior to the first taxable year in which LPA is a PFIC, will be taxed as ordinary income; and

●	the amount allocated to each of the other taxable years will be subject to the highest tax rate in effect for that taxable year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or excess distribution will be payable generally without regard to offsets from deductions, losses and expenses. In addition, gains (but not losses) realized on the sale of a U.S. holder’s Ordinary Shares cannot be treated as capital gains, even if such U.S. holder holds the shares as capital assets. Further, no portion of any distribution will be treated as QDI.

QEF Regime. If LPA is a PFIC, a U.S. holder of Ordinary Shares may avoid taxation under the excess distribution rules described above by making a QEF election. However, a U.S. holder may make a QEF election with respect to its Ordinary Shares only if LPA provides U.S. holders on an annual basis with certain financial information specified under applicable U.S. Treasury Regulations. Because LPA currently intends to make commercially reasonable efforts to provide U.S. holders with such information upon request, it is expected that U.S. holders generally would be able to make a QEF election with respect to their Ordinary Shares.

Mark-to-Market Regime. Alternatively, a U.S. holder of Ordinary Shares may also avoid taxation under the excess distribution rules by making a mark-to-market election. The mark-to-market election is available only for “marketable stock,” which is stock that is regularly traded on a qualified exchange or other market, as defined in applicable U.S. Treasury Regulations. The Ordinary Shares, which are expected to be listed on the NYSE, are expected to qualify as marketable stock for purposes of the PFIC rules, but there can be no assurance that they will be “regularly traded” for purposes of these rules. If a U.S. holder makes a valid mark-to-market election with respect to its Ordinary Shares, such U.S. holder will include as ordinary income each year, the excess, if any, of the fair market value of the Ordinary Shares at the end of the taxable year over the U.S. holder’s adjusted basis in the Ordinary Shares. Such U.S. holder will also be allowed to take an ordinary loss in respect of the excess, if any, of such holder’s adjusted basis in the Ordinary Shares over the fair market value of such Ordinary Shares at the end of the taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. holder’s basis in the Ordinary Shares will be adjusted to reflect any such income or loss amounts. Any gain that is recognized on the sale or other taxable disposition of Ordinary Shares would be ordinary income and any loss would be an ordinary loss to the extent of the net amount of previously included income as a result of the mark-to-market election and, thereafter, a capital loss. A mark-to-market election cannot be made for any lower-tier PFICs. U.S. holders should consult their tax advisors regarding the application of the PFIC rules to their indirect ownership of shares in any lower-tier PFICs.

PFIC Reporting Requirements. A U.S. holder who owns, or who is treated as owning, PFIC stock during any taxable year in which LPA is classified as a PFIC may be required to file IRS Form 8621. U.S. holders of Ordinary Shares should consult their tax advisors regarding the requirement to file IRS Form 8621 and the potential application of the PFIC regime.

Additional Reporting Requirements

Certain U.S. holders holding specified foreign financial assets with an aggregate value in excess of an applicable dollar threshold are required to report information to the IRS relating to Ordinary Shares, subject to certain exceptions (including an exception for Ordinary Shares held in an account maintained with a U.S. financial institution), by attaching a complete IRS Form 8938, Statement of Specified Foreign Financial Assets, with their tax return, for each year in which they hold Ordinary Shares. U.S. holders should consult their tax advisors regarding the effect, if any, of these rules on the ownership and disposition of Ordinary Shares.

Non-U.S. Holders

The section applies to you if you are a non-U.S. holder. For purposes of this discussion, a non-U.S. holder means a beneficial owner (other than a partnership or an entity or arrangement so characterized for U.S. federal income tax purposes) of Ordinary Shares that is not a U.S. holder, including:

1.	a nonresident alien individual, other than certain former citizens and residents of the United States;

2.	a foreign corporation; or

3.	a foreign estate or trust;

but generally does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition.

Ownership and Disposition of Ordinary Shares by Non-U.S. Holders

A non-U.S. holder of Ordinary Shares will not be subject to U.S. federal income tax or, subject to the discussion below under “— Information Reporting and Backup Withholding,” U.S. federal withholding tax on any dividends received on Ordinary Shares or any gain recognized on a sale or other disposition of Ordinary Shares (including, any distribution to the extent it exceeds the adjusted basis in the non-U.S. holder’s Ordinary Shares) unless the dividend or gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, and if required by an applicable tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States. In addition, special rules may apply to a non-U.S. holder that is an individual present in the United States for 183 days or more during the taxable year of the sale or disposition, and certain other requirements are met. Such non-U.S. holders should consult their own tax advisors regarding the U.S. federal income tax consequences of the sale or disposition of Ordinary Shares.

Dividends and gains that are effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base in the United States) generally will be subject to U.S. federal income tax at the same regular U.S. federal income tax rates applicable to a comparable U.S. holder and, in the case of a non-U.S. holder that is a corporation for U.S. federal income tax purposes, also may be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.

Information Reporting and Backup Withholding

Information reporting requirements may apply to dividends received by U.S. holders of Ordinary Shares and the proceeds received on the disposition of Ordinary Shares effected within the United States (and, in certain cases, outside the United States), in each case other than U.S. holders that are exempt recipients (such as corporations). Backup withholding may apply to such amounts if the U.S. holder fails to provide an accurate taxpayer identification number (generally on an IRS Form W-9 provided to the paying agent of the U.S. holder’s broker) or is otherwise subject to backup withholding. Any redemptions treated as dividend payments with respect to Ordinary Shares and proceeds from the sale, exchange, redemption or other disposition of Ordinary Shares may be subject to information reporting to the IRS and possible U.S. backup withholding. U.S. holders should consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Information returns may be filed with the IRS in connection with, and non-U.S. holders may be subject to backup withholding on amounts received in respect of their Ordinary Shares, unless the non-U.S. holder furnishes to the applicable withholding agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, as applicable, or the non-U.S. holder otherwise establishes an exemption. Dividends paid with respect to Ordinary Shares and proceeds from the sale or other disposition of Ordinary Shares received in the United States by a non-U.S. holder through certain U.S.-related financial intermediaries may be subject to information reporting and backup withholding unless such non-U.S. holder provides proof of an applicable exemption or complies with certain certification procedures described above, and otherwise complies with the applicable requirements of the backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against the U.S. holder’s U.S. federal income tax liability, and a U.S. holder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for a refund with the IRS and furnishing any required information.

MATERIAL CAYMAN TAX CONSIDERATIONS

The following is a discussion on certain Cayman Islands income tax consequences of an investment in the securities of LPA. The discussion is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.

Under Existing Cayman Islands Laws

Payments of dividends and capital in respect of LPA’s securities will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of the securities nor will gains derived from the disposal of the securities be subject to Cayman Islands income or corporation tax.

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains, or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to LPA levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or, after execution, brought within the jurisdiction of the Cayman Islands. There are no exchange control regulations or currency restrictions in the Cayman Islands.

No stamp duty is payable in respect of the issue of Ordinary Shares or on an instrument of transfer in respect of such shares. Stamp duty may apply to an instrument of transfer in respect of an Ordinary Share if executed in or brought into the Cayman Islands.

LPA has been incorporated under the laws of the Cayman Islands as an exempted company with limited liability and, as such, has applied for and received an undertaking from the Financial Secretary of the Cayman Islands substantially in the following form on October 10, 2023.

The Tax Concessions Act – Undertaking as to Tax Concessions

In accordance with the Tax Concessions Act (Revised) of the Cayman Islands, the following undertaking is hereby given to LPA:

1. That no law which is hereafter enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to LPA or its operations; and

2. In addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable:

2.1 on or in respect of the shares, debentures or other obligations of LPA; or

2.2 by way of the withholding in whole or in part of any relevant payment as defined in the Tax Concessions Act (Revised).

These concessions shall be for a period of twenty years from October 10, 2023.

PLAN OF DISTRIBUTION

We are registering the resale of up to 5,041,598 Ordinary Shares by New Circle. New Circle will pay all brokerage fees and commissions and similar expenses in connection with the offer and resale of the Ordinary Shares by New Circle pursuant to this prospectus. We will pay all costs, expenses and fees (except brokerage fees and commissions and similar expenses) incurred in registering under the Securities Act the offer and resale of the Ordinary Shares included in this prospectus by New Circle, including legal and accounting fees.

The Ordinary Shares covered by this prospectus may be offered and sold from time to time by the Selling Shareholder. The Selling Shareholder will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. We have registered the Ordinary Shares covered by this prospectus for offer and sale so that those Ordinary Shares may be freely sold to the public by the Selling Shareholder. Registration of the Ordinary Shares covered by this prospectus does not mean, however, that those Ordinary Shares necessarily will be offered or resold by the Selling Shareholder. The Selling Shareholder may sell Ordinary Shares by one or more of, or a combination of, the following methods:

●	ordinary brokers’ transactions;

●	transactions involving cross or block trades;

●	through brokers, dealers, or underwriters who may act solely as agents;

●	“at the market” into an existing market for the Ordinary Shares;

●	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

●	in privately negotiated transactions; or

●	or any other method or combination of the foregoing permitted pursuant to applicable law.

In order to comply with the securities laws of certain states, if applicable, the Ordinary Shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the Ordinary Shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

New Circle is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act. Any other underwriters, dealers or agents participating in a distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the securities by New Circle and any commissions received by broker-dealers may be deemed to be underwriting commissions under the Securities Act. New Circle has informed us that it intends to use one or more registered unaffiliated broker-dealers to effectuate all sales, if any, of our Ordinary Shares that it may in the future acquire from us pursuant to the Purchase Agreement. Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such registered unaffiliated broker-dealer may be deemed an underwriter within the meaning of Section 2(a)(11) of the Securities Act. New Circle has informed us that each such broker-dealer will receive commissions from New Circle that will not exceed customary brokerage commissions.

Brokers, dealers, underwriters or agents participating in the distribution of the Ordinary Shares offered by this prospectus may receive compensation in the form of commissions, discounts, or concessions from the purchasers, for whom the broker-dealers may act as agent, of the shares sold by the Selling Shareholder through this prospectus. The compensation paid to any such particular broker-dealer by any such purchasers of Ordinary Shares sold by the Selling Shareholder may be less than or in excess of customary commissions. Neither we nor the Selling Shareholder can presently estimate the amount of compensation that any agent will receive from any purchasers of Ordinary Shares sold by the Selling Shareholder.

We know of no existing arrangements between the Selling Shareholder or any other shareholders, broker, dealer, underwriter or agent relating to the sale or distribution of the Ordinary Shares offered by this prospectus.

We may from time to time file with the SEC one or more supplements to this prospectus or amendments to the Registration Statement to amend, supplement or update information contained in this prospectus, including, if and when required under the Securities Act, to disclose certain information relating to a particular sale of Ordinary Shares offered by this prospectus by the Selling Shareholder, including the names of any brokers, dealers, underwriters or agents participating in the distribution of such Ordinary Shares by the Selling Shareholder, any compensation paid by the Selling Shareholder to any such brokers, dealers, underwriters or agents, and any other required information.

We will pay the expenses incident to the registration under the Securities Act of the offer and resale by New Circle of the Ordinary Shares covered by this prospectus. As consideration for its irrevocable commitment to purchase our Ordinary Shares under the Purchase Agreement, we may issue to New Circle the Commitment Shares having an aggregate value of $300,000 or pay New Circle $250,000 in lieu of issuing such Commitment Shares. We also paid New Circle a structuring fee of $25,000 and reimbursed New Circle for the fees and disbursements of its counsel incurred in connection with the Purchase Agreement in the amount of $25,000.

We also have agreed to indemnify New Circle and certain other persons against certain liabilities in connection with the offering of our Ordinary Shares offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. New Circle has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by New Circle specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.

New Circle has represented to us that at no time prior to the date of the Purchase Agreement has any of New Circle, its sole member, any of their respective officers, any entity managed or controlled by New Circle or its sole member, directly or indirectly, or any person or entity acting on behalf of or pursuant to any understanding with such persons or entities, engaged in any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our Ordinary Shares or any hedging transaction, which establishes a net short position with respect to our Ordinary Shares; provided, however, that New Circle may sell a number of Ordinary Shares equal to the number of Ordinary Shares that it is unconditionally obligated to purchase under a pending Purchase Notice, but has not yet received from the Company or the transfer agent. New Circle has agreed that, during the term of the Purchase Agreement, neither New Circle, nor any of its officers, nor any entity managed or controlled by New Circle will enter into or effect, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our Ordinary Shares for its own account or for the account of any other such person or entity.

We have advised the Selling Shareholder that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the Selling Shareholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

This offering will terminate on the date that all Ordinary Shares offered by this prospectus have been sold by the Selling Shareholder.

EXPENSES RELATED TO THE OFFERING

Set forth below is an itemization of the total expenses that are expected to be incurred by us in connection with the offer and sale of the Ordinary Shares by the Selling Shareholder. With the exception of the SEC registration fee, all amounts are estimates.

Expenses	Amount
SEC registration fee		$3,035.63
Legal fees and expenses		*
Accounting fees and expenses		*
Printing Expenses		*
Miscellaneous Expenses		*
Total	$	*

* These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be defined at this time.

New Circle will pay all brokerage fees and commissions and similar expenses in connection with the offer and resale of the Ordinary Shares by New Circle pursuant to this prospectus. We will pay all costs, expenses and fees (except brokerage fees and commissions and similar expenses) incurred in registering under the Securities Act the offer and resale of the Ordinary Shares included in this prospectus by New Circle, including all registration and filing fees, securities or blue sky law compliance fees, listing fees and expenses of our counsel and our independent registered public accounting firm.

LEGAL MATTERS

Conyers Dill & Pearman LLP has advised us on certain legal matters as to Cayman Islands law. We have been represented by Baker & McKenzie LLP with respect to certain legal matters relating to U.S. law.

EXPERTS

The financial statements of Logistic Properties of the Americas and subsidiaries as of December 31, 2024 and 2023 and for each of the three years in the period ending December 31, 2024, incorporated by reference in this Prospectus, have been audited by Deloitte & Touche, S.A., an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference herein in reliance upon the report of such firm given their authority as experts in accounting and auditing.

ENFORCEABILITY OF CIVIL LIABILITIES

LPA has been advised by Conyers Dill & Pearman LLP, as LPA’s Cayman Islands legal counsel, that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against LPA judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against LPA predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Logistic Properties of the Americas

PROSPECTUS

December 4, 2025